Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As previously disclosed, on February 6, 2025, Prairie Operating Co. (the “Company”) entered into an asset purchase agreement (the “Bayswater PSA”) by and among the Company, certain of the Company’s subsidiaries and Bayswater Resources, LLC and affiliates (the “Bayswater Entities”) to acquire certain assets for a total consideration of $602.8 million (the “Bayswater Purchase Price”), subject to certain closing price adjustments and other customary closing conditions (the “Bayswater Acquisition”).

The Company is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the following:

(i)	the Bayswater Acquisition; and

(ii)	the acquisition of certain assets from Nickel Road Operating LLC (“NRO”), which closed on October 1, 2024 (the “NRO Acquisition,” and collectively, with the Bayswater Acquisition, the “Transactions”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S—X as amended by the final rule, Release No. 33—10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of historical financial information of the Company and Prairie LLC, adjusted to give effect to the Transactions, subsequent events thereto (the “Subsequent Events”) as described in Note 3– Subsequent Events below, and the financing transactions thereto (“Financing Transactions”) described in Note 5 – Financing below.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the historical balance sheet of the Company as of December 31, 2024, on a pro forma basis as if the Bayswater Acquisition, the Subsequent Events, described in Note 3 – Subsequent Events below, and the Financing Transactions described in Note 5 – Financing below had been consummated on December 31, 2024.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical statement of operations of the Company, the adjusted historical consolidated statement of operations of NRO from January 1, 2024 through September 30, 2024 (refer to Note 2 — NRO Acquisition), and the historical statement of revenue and direct operating expenses of Bayswater, as applicable, on a pro forma basis as if the NRO Acquisition, Bayswater Acquisition, the Subsequent Events, described in Note 3 – Subsequent Events below, and the Financing Transactions described in Note 5 – Financing below had been consummated on January 1, 2024.

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with:

(a)	the Company’s audited historical consolidated financial statements and related notes included in its Annual Report on Form 10—K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2025;

(c)	the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10—K for the year ended December 31, 2024, filed with the SEC on March 6, 2025;

(d)	NRO’s unaudited consolidated financial statements for the nine months ended September 30, 2024, included in the Company’s Current Report on Form 8—K, filed with the SEC on November 27, 2024;

(e)	the exhibit entitled “Information About NRO” included in the Company’s Current Report on Form 8—K, filed with the SEC on February 7, 2025; and

(f)	the exhibit entitled “Management’s Discussion and Analysis of Results of Operations of the Acquired Properties” included in the Company’s Current Report on Form 8—K, filed with the SEC on March 24, 2025.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Company’s financial condition or results of operations would have been had the Bayswater Acquisition, NRO Acquisition, Subsequent Events, described in Note 3 – Subsequent Events below, or the Financing Transactions described in Note 5 – Financing below occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not project the Company’s future financial condition and results of operations. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this filing and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on the Company’s results of operations and are subject to change as additional information becomes available and analyses are performed.

Bayswater Acquisition

On February 6, 2025, the Company entered into the Bayswater PSA by and among the Company, certain of the Company’s subsidiaries and the Bayswater Entities to acquire certain assets for a total consideration of $602.8 million, subject to certain closing price adjustments and other customary closing conditions.

The Bayswater Acquisition is expected to be accounted for as an asset acquisition in accordance with Accounting Standards Codification Topic 805 — Accounting for Business Combinations (“ASC 805”). The estimated fair value of the consideration paid by the Company and the allocation of that amount to the underlying assets acquired, on a relative fair value basis, will be recorded on the Company’s books as of the closing date of the Bayswater Acquisition. Additionally, costs directly related to the Bayswater Acquisition are expected to be capitalized as a component of the Bayswater Purchase Price.

NRO Acquisition

On January 11, 2024, the Company entered into the NRO Agreement to acquire the assets of NRO for the Purchase Price, subject to certain closing price adjustments and other customary closing conditions. The Purchase Price consisted of $83.0 million in cash and $11.5 million in deferred cash payments. The Company deposited $9.0 million of the Purchase Price into an escrow account on January 11, 2024 (the “Deposit”).

On October 1, 2024, the Company closed the NRO Acquisition and paid $49.6 million to the sellers in cash reflecting the purchase price as adjusted for the Deposit and customary closing price adjustments. In December 2024, the Company completed the final settlement with NRO, resulting in NRO paying the Company $2.6 million, (together with the Deposit and the $49.6 million paid on October 1, 2024, the “Final Purchase Price”).

The NRO Acquisition was accounted for as an asset acquisition in accordance with ASC 805. The estimated fair value of the consideration paid by the Company and the allocation of that amount to the underlying assets acquired, on a relative fair value basis, was recorded on the Company’s books as of the date of October 1, 2024, (the “Acquisition Closing Date”) of the NRO Acquisition. Additionally, costs directly related to the NRO Acquisition were capitalized as a component of the Final Purchase Price.

Subsequent Events

Acquisition of DrillCo Interest

In conjunction with the Bayswater Acquisition, the Company is expected to acquire an interest in a DrillCo partnership (“DrillCo”) not owned by Bayswater within 45 days of closing of the Bayswater Acquisition for $15.0 million. Bayswater does not currently own this interest, but is expected to acquire this interest within 45 days of closing of the Bayswater Acquisition. As such, DrillCo was not included in the historical financial results of Bayswater.

Credit Facility Borrowings

On December 16, 2024, the Company entered into a reserve-based credit agreement with Citibank, N.A., as administrative agent, and the financial institutions party thereto (the “Existing Credit Agreement”). As of December 16, 2024, the Existing Credit Agreement has a maximum credit commitment of $1.0 billion, a borrowing base of $44.0 million and an aggregate elected commitment of $44.0 million. The Existing Credit Agreement is scheduled to mature on December 16, 2026. The Company borrowed $28.0 million under the Existing Credit Agreement on December 17, 2024. Without the consent of each lender and the administrative agent, the aggregate amount of revolving borrowings and outstanding letters of credit cannot exceed 80% of aggregate elected commitment.

On February 3, 2025, the Company entered into the First Amendment to the Existing Credit Agreement (the “First Amendment”), which among other things, increased the borrowing base and the aggregate elected commitments to $60.0 million. As of March 1, 2025, $47.0 million of revolving borrowings and no letters of credit were outstanding under the Existing Credit Agreement.

Senior Convertible Note

On September 30, 2024, YA II PN, LTD., a Cayman Islands exempt limited company (“Yorkville”), advanced an initial $15.0 million to the Company and the Company issued a convertible promissory note (the “Senior Convertible Note”), with an interest rate of 8.00% and a maturity date of September 30, 2025.

In December 2024, and in conjunction with the Existing Credit Agreement, the Company made a $3.7 million payment on the Senior Convertible Note, resulting in a principal balance of $11.3 million as of December 31, 2024. Additionally, in January and February 2025, Yorkville converted the remaining $11.3 million of the Senior Convertible Note in exchange for 2.1 million shares of the Company’s common stock, par value $0.01 per share (“Common Stock”).

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2024

(In thousands, except share amounts)

	Prairie Operating Co.	Bayswater Transaction Accounting		Subsequent Event		Financing		Combined
	(Historical)	Adjustments		Adjustments		Adjustments		Pro Forma
		(See Notes 4 and 6)		(See Notes 3 and 6)		(See Notes 5 and 6)
Assets
Current assets:
Cash and cash equivalents	$5,192	$(467,455	)(a)	$19,000	(e)	$493,075	(i)	$23,912
		(7,900	)(a)			(3,000	)(j)
		(15,000	)(k)
Accounts receivable:
Oil, natural gas, and NGL revenue	3,024	—		—		—		3,024
Joint interest and other	9,275	—		—		—		9,275
Note receivable	494	—		—		—		494
Prepaid expenses and other current assets	317	—		—		—		317
Total current assets	18,302	(490,355)		19,000		490,075		37,022

Long-term assets:
Property and equipment
Oil and natural gas properties, successful efforts method of accounting	134,953	546,769	(a)	15,052	(k)	—		696,774
Other	94	18,415	(a)	—		—		18,509
Accumulated depreciation and depletion	(427)	—		—		—		(427)
Total property and equipment, net	134,620	565,184		15,052		—		714,856
Deposits on oil and natural gas properties	382	15,000	(k)	(15,000	)(k)	—		382
Operating lease assets	1,323	—		—		—		1,323
Note receivable – non-current	168	—		—		—		168
Other non-current assets	1,759	—		—		9,750	(g)	11,509
Total assets	$156,554	$89,829		$19,052		$499,825		$765,260

Liabilities, Mezzanine Equity and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$38,225	$—		$—		$—		$38,225
Ad valorem and production taxes payable	7,094	27,127	(a)	—		—		34,221
Oil, natural gas, and NGL revenue payable	2,366	44,821	(a)	—		—		47,187
Senior convertible note, at fair value	12,555	—		(12,555	)(f)	—		—
Derivative liabilities	2,446	—		—		—		2,446
Operating lease liabilities	323	—		—		—		323
Total current liabilities	63,009	71,948		(12,555)		—		122,402

Long-term liabilities:
Credit facility	28,000	—		19,000	(e)	330,000	(g)	377,000
Subordinated note, at fair value - related party	4,609	—		—		(4,609	)(j)	—
Subordinated note warrants, at fair value - related party	4,159	—		—		—		4,159
SEPA, at fair value	790	—		—		—		790
Derivative liabilities	1,949	—		—		—		1,949
Asset retirement obligations	227	1,881	(a)	52	(k)	—		2,160
Operating lease liabilities	1,043	—		—		—		1,043
Total long-term liabilities	40,777	1,881		19,052		325,391		387,101
Total liabilities	$103,786	$73,829		$6,497		$325,391		$509,503

Commitments and contingencies

Mezzanine equity:
Series F convertible preferred stock	$—	$—		$—		$140,750	(h)	$140,750

Stockholders’ equity:
Series D convertible preferred stock; $0.01 par value; 50,000 shares authorized, and 14,457 shares issued and outstanding (actual)	$—	$—		$—		$—		$—
Common stock; $0.01 par value; 500,000,000 shares authorized and 23,045,209 shares issued and outstanding (actual) and 34,159,253 shares issued and outstanding (pro forma)	230	29	(a)	22	(f)	61	(h)	342
Additional paid-in capital	172,304	15,971	(a)	11,230	(f)	32,014	(h)	231,519
Accumulated deficit	(119,766)	—		1,302	(f)	1,609	(j)	(116,854)
Total stockholders’ equity	52,768	16,000		12,555		33,684		115,007
Total liabilities, mezzanine equity, and stockholders’ equity	$156,554	$89,829		$19,052		$499,825		$765,260

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2024

(In thousands, except share and per share amounts)

	Prairie Operating Co.	Nickel Road Operating	Bayswater Revenue & Direct Operating	Bayswater Transaction Accounting		Subsequent Event		Financing		Combined
	(Historical)	(As Adjusted)	(Historical)	Adjustments		Adjustments		Adjustments		Pro Forma
		(See Note 2)		(See Notes 4 and 6)		(See Notes 3 and 6)		(See Notes 5 and 6)
Revenue:
Oil, natural gas, and NGL revenue	$7,939	$30,781	$—	$443,852	(c)	$15,326	(k)	$—		$497,898
Oil sales	—	—	391,062	(391,062	)(c)	—		—		—
Natural gas and liquids sales	—	—	52,790	(52,790	)(c)	—		—		—
Total revenues	7,939	30,781	443,852	—		15,326		—		497,898
Operating costs and expenses:
Lease operating expense	1,265	4,169	35,900	3,315	(c)	3,377	(k)	—		48,026
Lease operating expense - related party	—	—	3,315	(3,315	)(c)	—		—		—
Gathering, transportation, and processing	864	—	—	10,167	(c)	1,552	(k)	—		12,583
Oil gathering expenses	—	—	10,167	(10,167	)(c)	—		—		—
Ad valorem and production taxes	591	1,486	33,140	—		1,096	(k)	—		36,313
Depreciation, depletion, and amortization	427	2,360	—	67,778	(b)	1,848	(k)	—		72,413
Accretion of asset retirement obligation	6	—	—	—		—		—		6
Workover expenses	—	—	2,706	—		—		—		2,706
Exploration expenses	734	—	—	—		—		—		734
General and administrative expenses	30,565	3,018	—	—		—		—		33,583
Impairment of oil and natural gas properties	—	29,719	—	—		—		—		29,719
Total operating expenses	34,452	40,752	85,228	67,778		7,873		—		236,083
(Loss) income from operations	(26,513)	(9,971)	358,624	(67,778)		7,453		—		261,815

Other expenses:
Interest expense	(1,142)	—	—	—		(1,520	)(e)	(28,838	)(g)	(30,231)
						900	(f)	369	(j)
Loss on derivatives, net	(4,395)	—	—	—		—		—		(4,395)
Loss on adjustment to fair value – debt and warrants	(5,358)	—	—	—		1,302	(f)	1,328	(j)	(2,728)
Loss on issuance of debt	(3,039)	—	—	—		—		281	(j)	(2,758)
Interest income and other	580	—	—	—		—		—		580
Total other expenses	(13,354)	—	—	—		682		(26,860)		(39,532)

Net (loss) income from operations before provision for income taxes / Revenues in excess of direct operating expenses	(39,867)	(9,971)	358,624	(67,778)		8,135		(26,860)		222,283
Provision for income taxes	—	—	—	(51,131	)(d)	—		—		(51,131)
Net (loss) income attributable to Prairie Operating Co.	$(39,867)	$(9,971)	$358,624	$(118,909)		$8,135		$(26,860)		$171,152
Series F Preferred Stock dividends	—	—	—	—		—		(6,000	)(h)	(6,000)
Net (loss) income attributable to Prairie Operating Co. common stockholders	$(39,867)	$(9,971)	$358,624	$(118,909)		$8,135		$(32,860)		$165,152

Earnings (loss) per common share:
Income (loss) per share, basic	$(2.58)									$6.07
Income (loss) per share, diluted	$(2.58)									$4.12
Weighted average common shares outstanding, basic	15,453,502			2,876,301	(a)	2,118,862	(f)	6,748,570	(h)	27,197,235
Weighted average common shares outstanding, diluted	15,453,502			2,876,301	(a)	2,118,862	(f)	19,621,714	(h)	40,070,379

Note 1 — Basis of Pro Forma Presentation

The Bayswater Acquisition is expected to be accounted for as an asset acquisition in accordance with ASC 805. The estimated fair value of the consideration paid by the Company and the allocation of that amount to the underlying assets acquired, on a relative fair value basis, will be recorded on the Company’s books as of the closing date of the Bayswater Acquisition. Additionally, costs directly related to the Bayswater Acquisition are expected to be capitalized as a component of the Bayswater Purchase Price.

The NRO Acquisition was accounted for as an asset acquisition in accordance with ASC 805. The estimated fair value of the consideration paid by the Company and allocation of that amount to the underlying assets acquired, on a relative fair value basis, were recorded on the Company’s books as of the Acquisition Closing Date. Additionally, costs directly related to the NRO Acquisition were capitalized as a component of the Final Purchase Price.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the historical balance sheet of the Company as of December 31, 2024 on a pro forma basis in accordance with Article 11 of Regulation S—X, as amended, as if the Bayswater Acquisition, the Subsequent Events, described in Note 3 – Subsequent Events below, and the Financing Transactions described in Note 5 – Financing had been consummated on December 31, 2024.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical statements of operations of the Company, the adjusted historical consolidated statement of operations of NRO for January 1, 2024 through September 30, 2024, described in Note 2 – NRO Acquisition below, and the historical statement of revenue and direct operating expenses of Bayswater, as applicable, on a pro forma basis as if the Bayswater Acquisition, the NRO Acquisition, the Subsequent Events described in Note 3 – Subsequent Events below, and the Financing Transactions described in Note 5 – Financing below had been consummated on January 1, 2024.

The pro forma basic and diluted earnings (loss) per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of Common Stock outstanding, assuming the Bayswater Acquisition, the Subsequent Events described in Note 3 – Subsequent Events below, and the Financing Transactions described in Note 5 – Financing below, occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, (i) the audited historical financial statements of the Company as of and for the year ended December 31, 2024 and the notes thereto, as well as the disclosures contained in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10—K for the fiscal year ended December 31, 2024, filed with the SEC on March 6, 2025; (ii) NRO’s unaudited consolidated financial statements for the nine months ended September 30, 2024, included in the Company’s Current Report on Form 8—K, filed with the SEC on November 27, 2024; (iii) the exhibit entitled “Information About NRO.” included in the Company’s Current Report on Form 8—K, filed with the SEC on February 7, 2025; and (iv) the exhibit entitled “Management’s Discussion and Analysis of Results of Operations of the Acquired Properties” included in the Company’s Current Report on Form 8—K, filed with the SEC on March 24, 2025.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Company’s financial condition or results of operations would have been had the Bayswater Acquisition, the NRO Acquisition, Subsequent Events described in Note 3 – Subsequent Events below, or the Financing Transactions described in Note 5 – Financing below occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not project the Company’s future financial condition and results of operations. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this filing and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on the Company’s results of operations and are subject to change as additional information becomes available and analyses are performed.

Note 2 — NRO Acquisition

As previously disclosed, the Company entered into an asset purchase agreement, dated January 11, 2024 (the “NRO Agreement”), by and among the Company, NRO, and Prairie Operating Co., LLC (“Prairie LLC”), to acquire certain assets of NRO for total consideration of $94.5 million (the “Purchase Price”), subject to certain closing price adjustments and other customary closing conditions. The Purchase Price consisted of $83.0 million in cash and $11.5 million in deferred cash payments. The Company deposited $9.0 million of the Purchase Price into an escrow account on January 11, 2024. On October 1, 2024, the Company closed the NRO Acquisition and paid $49.6 million to the sellers in cash reflecting the purchase price as adjusted for the Deposit and customary closing price adjustments. In December 2024, the Company completed the final settlement with NRO, resulting in NRO paying the Company $2.6 million.

As discussed above, the NRO Acquisition closed on October 1, 2024 and was accounted for as an asset acquisition in accordance with ASC 805. The estimated fair value of the consideration paid by the Company and the allocation of that amount to the underlying assets acquired, on a relative fair value basis, were recorded on the Company’s books as of October 1, 2024, the closing date of the NRO Acquisition. Additionally, costs directly related to the NRO Acquisition were capitalized as a component of the Purchase Price.

The Company’s condensed balance sheet as of December 31, 2024 includes the NRO Assets as of October 1, 2024 and its condensed statement of operations for the year ended December 31, 2024 includes the result of operations related to the NRO assets for October 1, 2024 through December 31, 2024. As such, for pro forma purposes herein, the Company has included the NRO Acquisition results of operations for the nine months ended September 30, 2024, as adjusted to remove the impact of assets not acquired using the information provided by NRO, in the Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024.

The following table presents NRO’s statement of operations for the nine months ended September 30, 2024 and the adjustments needed to reflect just the items related to the NRO Assets purchased by the Company:

	Nine Months Ended September 30, 2024	Adjustments	As Adjusted
	(In thousands)
Revenue:
Oil and gas sales	$30,781	$—	$30,781
Total revenues	30,781	—	30,781
Operating costs and expenses:
Lease operating expense	4,169	—	4,169
Production taxes	1,939	(453)	1,486
Depreciation, depletion and amortization	10,726	(8,366)	2,360
General and administrative	3,018	—	3,018
Impairment of oil and natural gas properties	29,719	—	29,719
Total operating expenses	49,571	(8,819)	40,752
(Loss) income from operations	(18,790)	8,819	(9,971)
Other expenses:
Interest expense	(975)	975	—
Realized gain on derivative instruments	223	(223)	—
Unrealized loss on derivative instruments	(271)	271	—
Gain on sale of oil and gas properties	5,373	(5,373)	—
Other expenses	1	(1)	—
Total other expenses	4,352	(4,352)	—
(Loss) income from operations before provision for income taxes	(14,438)	4,467	(9,971)
Provision for income taxes	—	—	—
(Loss) income from continuing operations	$(14,438)	$4,467	$(9,971)

Note 3 — Subsequent Events

Acquisition of DrillCo Interest

In conjunction with the Bayswater Acquisition, the Company is expected to acquire an interest in DrillCo not owned by Bayswater within 45 days of closing of the Bayswater Acquisition for $15.0 million. Bayswater does not currently own this interest, but is expected to acquire this interest within 45 days of closing of the Bayswater Acquisition. As such, DrillCo was not included in the historical financial results of Bayswater.

Credit Facility Borrowings

On February 3, 2025, the Company entered into the First Amendment, which among other things, increased the borrowing base and the aggregate elected commitments to $60.0 million. As of March 1, 2025, $47.0 million of revolving borrowings and no letters of credit were outstanding under the Existing Credit Agreement.

Senior Convertible Note

In December 2024, and in conjunction with the Existing Credit Agreement, the Company made a $3.7 million payment on the Senior Convertible Note, resulting in a principal balance of $11.3 million as of December 31, 2024. Additionally, in January and February 2025, Yorkville converted the remaining $11.3 million of the Senior Convertible Note in exchange for 2.1 million shares of Common Stock.

Note 4 — Bayswater Acquisition

The preliminary allocation of the total Bayswater Purchase Price in the Bayswater Acquisition, on a relative fair value basis, is based upon management’s estimates of and assumptions related to the fair value of assets acquired and liabilities assumed as of the closing date using currently available information. Because the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on the Company’s financial position and results of operations may differ significantly from the pro forma amounts included herein.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair value of assets acquired and liabilities assumed as of the closing date, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates, as well as other factors.

The consideration transferred, assets acquired, and liabilities assumed by the Company are expected to be initially recorded as follows:

(In thousands)
Consideration:
Cash consideration (1)	$467,455
Direct transaction costs (2)	7,900
Common stock issued to the sellers (3)	16,000
Total consideration	$491,355
Assets acquired:
Oil and gas properties	$546,769
Other assets	18,415
$565,184
Liabilities assumed:
Accounts payable and accrued expenses (4)	$(71,948)
Asset retirement obligation, long-term	(1,881)
$(73,829)

(1)	Includes customary purchase price adjustments.
(2)	Represents estimated transaction costs associated with the Bayswater Acquisition which will be capitalized in accordance with ASC 805-50.
(3)	Represents approximately 2.9 million shares of common stock issued to the sellers.
(4)	Represents the amounts associated with the assets acquired in the Bayswater Acquisition unpaid at the closing date and primarily relates to ad valorem tax and severance tax liabilities of $27.1 million and suspended revenues of $44.8 million.

This preliminary allocation does not include the DrillCo acquisition, which will be included in the Bayswater Acquisition upon its closing and is currently estimated to increase oil and gas properties by $15.0 million and asset retirement obligation by $52.0 thousand, see Note 3 – Subsequent Events.

The consideration is allocated to the assets acquired and liabilities assumed on a relative fair value basis. The fair value measurements of assets acquired and liabilities assumed, on a relative fair value basis, are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of oil and gas properties and asset retirement obligations were measured using the discounted cash flow technique of valuation.

Significant inputs to the valuation of oil and gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) future plugging and abandonment costs, (v) estimated future cash flows, and (vi) a market—based weighted average cost of capital rate. These inputs require significant judgments and estimates and are the most sensitive and subject to change.

Note 5 — Financing

Debt Financing

In connection with the Bayswater Acquisition, the Company has entered into the Commitment Letter with Citibank, N.A. and the other lenders party thereto, which is referred to as the Commitment Letter, pursuant to which the Company has received commitments to amend and restate its Existing Credit Agreement, which is referred to as the New Credit Agreement, to increase the borrowing base to $475.0 million as of the closing of the Bayswater Acquisition and extend its maturity date to four years after the closing date. The Company also expects that the New Credit Agreement will include changes to certain provisions of its Existing Credit Agreement, subject to agreement with the lenders, to take into account the Bayswater Acquisition. The Company expects to enter into its New Credit Agreement prior to or substantially concurrently with the closing of the Bayswater Acquisition and intends to fund a portion of the purchase price of the Bayswater Acquisition using borrowings under its New Credit Agreement, resulting in a total outstanding balance of approximately $377.0 million. However, there can be no assurance that the Company will enter into its New Credit Agreement within the anticipated time frame, or at all. Additionally, the Company expects to incur $9.8 million in deferred financing costs which it will amortize on a straight-line basis over the life of the Credit Facility.

Additionally, the Company will use a portion of the additional Credit Facility borrowing to repay the outstanding $3.0 million balance of its subordinated promissory note with First Idea Ventures LLC and The Hideaway Entertainment LLC.

Preferred Stock Issuance

The Company expects to issue Series F convertible preferred stock with a par value of $0.01 and a stated value of $1,000 per share, which are convertible into shares of Common Stock (“Series F Preferred Stock”) to High Trail Capital LP or an affiliate thereof (the “Series F Preferred Stock Investor”) for total proceeds of $150.0 million. After deducting offering expenses payable by the Company, the total net proceeds are expected to be approximately $140.8 million.

The Series F Preferred Stock Investor is entitled to quarterly dividends beginning on June 1, 2025 at a rate of 12.0% per annum from; provided that, from, including and after the date that is the six month anniversary of the maturity of the Existing Credit Agreement, the dividend rate will be 25.0%. The Company has the option to pay these dividends by issuing Common Stock provided certain equity conditions are satisfied, which it plans to do; therefore, it has included the shares of Common Stock related to the Series F Preferred Stock dividend in its weighted average shares outstanding.

The Company has determined that some of the Series F Preferred Stock conversion features have debt-like characteristics, therefore, it has presented the Series F Preferred Stock in Mezzanine Equity on the unaudited pro forma condensed combined balance sheet as of December 31, 2024.

Equity Financing

The Company expects to generate gross proceeds of $35.0 million (before underwriting discounts and commissions and offering expenses) from the sale of its Common Stock, which it intends to use to fund a portion of the cash consideration in the Bayswater Acquisition. After deducting the underwriting discounts and commissions and offering expenses payable by the Company, the total net proceeds are expected to be approximately $32.1 million. Based on the closing price of the Company’s Common Stock on March 14, 2025 of $5.72, it expects to issue approximately 6.1 million shares of Common Stock (assuming no exercise of the underwriters’ option to purchase additional shares) and an additional 2.9 million shares of Common Stock to the sellers.

The following table summarizes the estimated Common Stock to be issued resulting from a 10% fluctuation in the market price of the shares of Common Stock:

	Share Price	Common Stock Issued
As presented	$5.72	6,118,881
10% increase	$6.29	5,562,619
10% decrease	$5.15	6,798,757

Note 6 — Unaudited Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 and in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 are as follows:

(a)	Reflects the adjustment to record the assets acquired and liabilities assumed, on a relative fair value basis, in the Bayswater Acquisition along with transfer of consideration, inclusive of common shares issued to the sellers and transaction costs associated with the acquisition (see Note 4 – Bayswater Acquisition).

(b)	Reflects the adjustment for depreciation, depletion and amortization expense associated with the assets acquired in the Bayswater Acquisition.

(c)	Reflects the reclassification of oil sales, natural gas and liquids sales, lease operating expenses - related party and oil gathering expenses to conform to the Company’s financial statement presentation.

(d)	Reflects the estimated combined Company income tax expense resulting from the impact of including the revenue in excess of direct operating expenses from the Bayswater Acquisition to the Company’s income from continuing operations before income taxes.

(e)	Reflects the adjustment to record the January and February 2025 borrowings of $19.0 million, under the Existing Credit Agreement and the associated increase in interest expense along (see Note 3 – Subsequent Events).

(f)	Reflects the adjustment to record Yorkville’s conversion of the Senior Convertible Note during January and February 2025 and the associated decrease in loss of adjustment to fair value and interest expense (see Note 3 – Subsequent Events).

(g)	Reflects the adjustment to record the additional borrowing under the New Credit Agreement to fund the Bayswater Acquisition, the deferred financing costs for the additional borrowing, and the associated amortization of deferred financing fees and the increase in interest expense (see Note 5 – Financing).

(h)	Reflects the adjustment to record the issuance of common stock and Series F Preferred Stock to fund the Bayswater Acquisition, net the underwriting discounts and commissions and offering expenses payable by the Company (see Note 5 – Financing).

The Company’s diluted weighted average shares outstanding for the year ended December 31, 2024 include the following potentially dilutive securities:

Potentially Dilutive Security	Quantity	Stated Value Per Share	Total Value or Stated Value	Assumed Conversion Price	Resulting Common Shares
Merger Options, restricted stock units, and performance stock units (1)	9,337,631	$—	$—	$—	1,337,631
Common stock warrants	227,148,205	—	—	—	8,494,177
Series D Preferred Stock	14,457	1,000	14,456,680	5.00	2,891,336

Total					12,723,144

(1) Not exercisable or vested as of December 31, 2024.

Additionally, the 150,000 shares of Series F Preferred Stock issued in connection with the Bayswater Acquisition would be included in the Company’s diluted weighted average shares outstanding and the related dividends of 629,689 common stock shares would be included in both the Company’s basic and diluted weighted average common shares outstanding (see Note 5 – Financing).

(i)	Reflects the adjustment to record the net proceeds received from the additional borrowing under the New Credit Agreement, the issuance of common stock, and issuance of the Series F Preferred Stock (see notes (g) and (h) above).

(j)	Reflects the repayment of the subordinated promissory note and the associated decrease in loss of adjustment to fair value, loss on debt issuance, and interest expense (see Note 5 – Financing).

(k)	Reflects the adjustments to record the acquisition of DrillCo and the required adjustments (see Note 3 – Subsequent Events).